BOSTON SCIENTIFIC CORPORATION

AMENDED AND RESTATED 2011 LONG-TERM INCENTIVE PLAN

1.	ADMINISTRATION

a.Administrator Authority. Subject to the express provisions of the Plan and except to the extent prohibited by Applicable Laws, the Administrator has the authority to (i) interpret the Plan; determine eligibility for and grant Awards and designate the Participants; (ii) determine, modify or waive the terms and conditions of any Award; (iii) prescribe forms, rules and procedures (which it may modify or waive); (iv) determine whether to accelerate the vesting of any Award subject to vesting conditions; (v) determine whether, to what extent, and under what circumstances Awards may be settled in, or exercised for, cash, shares of Stock, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan (vii) adopt Sub-Plans; and (viii) otherwise do all things necessary to implement the Plan, including to accommodate any specific requirements of Applicable Laws for jurisdictions outside of the U.S.

b.Amendments. Once an Award Agreement has been provided to a Participant, the Administrator may not, without the Participant's consent, amend or alter the terms of the Award so as to affect adversely in any material respect the Participant's rights under the Award, unless the Administrator expressly reserved the right to do so in writing at the time of such delivery or if the Administrator determines that such amendment or alteration is necessary or desirable to facilitate compliance with Applicable Laws. Notwithstanding any other provision of the Plan or any Award Agreement, except as provided in Section 5 herein, the Administrator may not amend, alter, suspend, discontinue or terminate the Plan or any Stock-based Award previously granted, in whole or in part, without the approval of the stockholders of the Company (i) to the extent required by Applicable Laws or (ii) that would (A) increase the total number of shares of Stock available for Awards under the Plan, (B) replace, regrant, or exchange for cash or other Awards requiring exercise with an exercise price that is less than the exercise price of the original Stock-based Award requiring exercise, (C) lower the exercise price of a previously granted Stock-based Award requiring exercise, (D) be deemed a “repricing” for purposes of stockholder approval rules of any securities exchange or inter-dealer quotation system on which securities of the Company are listed or quoted.

c.Delegation. Except to the extent prohibited by Applicable Laws, the Administrator may further, in its discretion, delegate to one or more executive officers of the Company all or part of the Administrator’s authority and duties with respect to granting Awards to Participants not subject to the reporting requirements of the Exchange Act, provided that any Award granted pursuant to such a delegation shall in the case of all Awards, be subject to the standard terms and conditions for Awards approved by the Administrator and conform to the provisions of the Plan and such other guidelines as shall be established by the Administrator from time to time. The Administrator may revoke or amend the terms of such a delegation at any time, but such revocation shall not invalidate prior actions of the delegate that were consistent with the terms of the Plan and applicable guidelines.

d.Finality of Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole discretion of the Administrator, may be made at any time and shall be final, conclusive and binding upon all persons, including, without limitation, the Company and any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

2.	LIMITS ON AWARDS UNDER THE PLAN

a.Number of Shares. Subject to the adjustment provisions in Section 5 below, a maximum of 170,975,000 shares of Stock (which reflects an increase of 25,375,000 shares of Stock as of the Effective Date) may be subject to Awards granted under the Plan. For purposes of the foregoing limitation:

(1)Each share of Stock covered by a Stock-based Award granted under the Plan shall count on the date of grant against the aggregate number of shares available for grant under the Plan at the ratio of 1:1 in the case of a Stock Option or SAR, and at the ratio of 1:1.85, in the case of any other Stock-based Award.

(2)Any Awards that on or subsequent to the Effective Date are cancelled or forfeited, are settled for cash, or which have lapsed, shall become available again for grant under the Plan, at the ratio of 1:1, in the case of a Stock Option or SAR, and at the ratio of 1:1.85, in the case of any other Stock-based Award.

(3)The following shares of Stock shall become available again for grant under the Plan at the ratio of

1:1.85: (i) shares of Stock subject to an Award that are withheld by, or otherwise remitted to the Company to satisfy a Participant’s withholding obligation with respect to Tax-Related Items for a Stock-based Award other than a Stock Option or SAR, and (ii) previously owned shares of Stock delivered in satisfaction of a Participant’s withholding obligations in respect of Tax-Related Items for an Award other than a Stock Option or SAR.

(4)Shares of Stock subject to an Award may not again be made available for grant under the Plan if such shares are (i) shares that were subject to a Stock-based Award requiring exercise and were not issued upon the net settlement or net exercise of such Stock-based Award, (ii) shares subject to an Award that are withheld by, or otherwise remitted to, the Company (or to a broker in connection with a broker- assisted exercise of a Stock-based Award requiring exercise) to satisfy a Participant’s exercise price obligation upon exercise, (iii) shares subject to an Award that are withheld by, or otherwise remitted to the Company to satisfy a Participant’s withholding obligation with respect to Tax-Related Items upon a Participant’s exercise of a Stock Option or SAR, (iv) previously owned shares of Stock delivered in satisfaction of a Participant’s exercise price or withholding obligation for Tax-Related Items in respect of a Participant’s exercise of a Stock Option or SAR, or (v) shares repurchased on the open market with the proceeds from the exercise of a Stock-based Award.

(5)To the extent permitted by Applicable Laws, Awards granted in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines, shall not reduce the shares available for grant under the Plan, nor shall shares subject to such Awards again be available for Awards under the Plan as otherwise provided in subparagraph (2). Additionally, in the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares available for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees prior to such acquisition or combination.

b.Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock will be delivered under the Plan. Any fractional shares of Stock may be settled in cash or rounded down to the next whole number of shares, in the sole discretion of the Company.

c.Award Limits. Subject to the adjustment provisions in Section 5, hereof, the maximum number of shares of Stock for which Awards may be granted to any person in any fiscal year of the Company shall be 3,000,000. The 3,000,000 share limit shall be proportionally reduced or increased in the case of any applicable Awards to be earned on the basis of performance over a performance period of less than or greater than 12 months duration. Subject to these limitations, each person eligible to participate in the Plan shall be eligible in any year to receive Awards covering up to the full number of shares of Stock then available for Awards under the Plan. However, in no event shall the maximum number of shares subject to Awards which are intended to qualify as ISOs exceed 170,975,000.

d.Non-Employee Director Limit. The maximum number of shares of Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed USD 600,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

e.Plan Term. No Awards may be granted under the Plan after the tenth anniversary of the Board's approval of the Plan. Awards granted within the specific period may extend beyond that date, however.

3.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees, Non-Employee Directors and other individuals providing services to the Company or its Affiliates who may be offered securities registrable pursuant to a Registration Statement on Form S-8 under the Securities Act and who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is further limited to those individuals whose employment status would qualify them for the tax treatment described in Sections 421 and 422 of the Code.

4.	RULES APPLICABLE TO AWARDS

a.	ALL AWARDS

(1)Terms of Awards. The Administrator shall determine the terms of all Awards subject to the limitations provided herein. Each Award shall be evidenced by an Award Agreement.

(2)Performance Criteria. Where rights under an Award depend in whole or in part on satisfaction of Performance Criteria, actions by the Company that have an effect, however material, on such Performance Criteria or on the likelihood that they will be satisfied will not be deemed an amendment or alteration of the Award.

(3)Nontransferability Of Awards.

(A)Each Award shall be exercisable only by such Participant to whom such Award was granted during the Participant’s lifetime, or, if permissible under Applicable Laws, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (including, for the avoidance of doubt, any transfers in connection with the divorce or other domestic separation of a Participant) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.

(B)Notwithstanding the foregoing, Awards may be transferred by Participants residing in the U.S. only as follows and in any event to the extent permitted by Applicable Laws: (i) ISOs may not be transferred other than by will or by the laws of descent and distribution and during a Participant's lifetime may be exercised only by the Participant (or in the event of the Participant's incapacity, by the person or persons legally appointed to act on the Participant's behalf); and (ii) to the extent authorized and on the terms determined by the Administrator, Awards may be transferred by will or by the laws of descent and, except in the case of ISOs, distribution during the Participant's lifetime, without payment of consideration, to one or more Family Members of the Participant.

(C)The terms of any Award transferred in accordance with Section 4(a)(3)(B) above shall apply to the transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the transferee, except that (i) transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (ii) neither the Administrator nor the Company shall be required to provide any notice to a transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (iii) the consequences of a Participant’s employment termination and other conditions under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that a Stock Option shall be exercisable by the transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(D)If an Award is claimed or exercised by a person or persons other than the Participant, the Company shall have no obligation to deliver Stock, cash or other property pursuant to such Award or otherwise to recognize the transfer of the Award until the Administrator is satisfied as to the authority of the person or persons claiming or exercising such Award.

(4)Vesting, Etc. Without limiting the generality of Section 1, but subject to the Minimum Vesting Conditions, the Administrator may determine and set forth in the Award Agreement the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. The Administrator may also determine and set forth in the Award Agreement the circumstances, including the termination of employment or other services, upon which the Award shall become forfeited or cease to continue vesting.

(5)Taxes. The Company and its Affiliates shall be entitled to withhold, or require a Participant to remit to the Company or one or more of its Affiliates, as applicable, the amount of any Tax-Related Items attributable to any Awards. The Company may defer making payment or delivery if any such Tax-Related Items may be pending unless and until indemnified to its satisfaction, and the Company shall have no liability to any Participant for exercising the foregoing right. The Administrator may, in its sole discretion and subject to such rules as it may adopt, permit or require a Participant to pay all or a portion of the Tax-Related Items arising in connection with an Award by, without limitation: (i) having the Participant pay an amount in cash (by check or wire transfer), (ii) having the Company withhold shares of Stock otherwise issuable pursuant to the Award that has an aggregate Fair Market Value approximately equal to the amount to be withheld, (iii) the delivery of shares of Stock (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Administrator to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value approximately equal to the amount to be withheld, (iii) selling shares of Stock issued pursuant to such Award and having the Company withhold from the proceeds of the sale of such shares of Stock, (v) having the Company or an Affiliate, as applicable, withhold from any cash compensation payable to the Participant, (vi) requiring the Participant to repay the Company or Affiliate, as applicable, in cash or in shares of Stock, for Tax-Related Items paid on the Participant’s behalf, or (vii) any other method of withholding determined by the Administrator that is permissible under Applicable Laws.

(6)Dividend and Dividend Equivalents. The Administrator may provide for the right to receive the payment of amounts (payable in cash, Stock, other Awards, or other property) having an equivalent value of cash dividends or other distributions payable with respect to shares of Stock subject to an Award if and in such manner as it deems appropriate, provided, however, that (i) no such amounts shall be paid or accrued in respect of Awards requiring exercise and (ii) if the Administrator shall provide for the payment of such equivalents on Awards, in no event shall any such equivalents be paid unless and until such Awards shall have vested. In addition, no dividends or other distributions with respect to Restricted Stock shall be paid prior to vesting, if ever. At the discretion of the Administrator, any dividends or other distributions may be deemed invested in additional shares of Restricted Stock or Restricted Stock Units, vesting, if ever, as and when the underlying Restricted Stock or Restricted Stock Units, as applicable, vests.

(7)Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(8)Section 409A.

(A)Awards under the Plan are intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. Where Section 409A applies, to the fullest extent possible, the Plan, Awards under the Plan, and terms contained in the Plan and Awards shall be interpreted in a manner consistent with Section 409A. If the Administrator determines that an Award, Award Agreement, payment, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, then unless the Administrator specifically provides otherwise, such Award, Award Agreement, payment, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Administrator, in each case without the consent of or notice to the Participant. Notwithstanding any action or inaction by the Administrator, however, each Participant is exclusively responsible for any tax consequences under Section 409A of the Code resulting from any Award, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

(B)Unless otherwise provided by the Administrator in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated or otherwise paid by reference to the occurrence of  a Change in Control, no such acceleration or payment shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and the Award shall instead be paid (in the form of payment determined by the Administrator) pursuant to the other distribution dates or events generally applicable to the payment of the Award and which are in any event permissible distribution dates and events under Section 409A of the Code.

b.	AWARDS REQUIRING EXERCISE

(1)Term And Manner Of Exercise. The term of each Award requiring exercise shall not exceed ten (10) years from the date of grant (five (5) years, in the case of an ISO granted to an Employee described in Section 422(b)(6) of the Code); provided, however, that except in the case of any ISO, the term of any Stock-based Award requiring exercise will be automatically extended if it would otherwise expire on a date when the exercise is prohibited by Applicable Laws, but only until the 30th day after expiration of the prohibition. Unless the Administrator expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives notice of exercise (in form acceptable to the Administrator) by the appropriate person and accompanied by any payment required under the Award, including, without limitation, the payment of all Tax-Related Items; and (b) if the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so and retains the right not to deliver the Stock until the Administrator is satisfied as to the authority of the person exercising such Award

(2)Exercise Price. The Administrator shall determine the exercise price of each Stock Option; provided, that each Award requiring exercise must have an exercise price that is not less than the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, except as necessary to maintain the intrinsic value of substitute Awards in connection with a merger or acquisition consummated by the Company. An ISO granted to an Employee described in Section 422(b)(6) of the Code must have an exercise price that is not less than 110% of such Fair Market Value.

(3)Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, unless one of the following forms of payment is permitted by the Administrator in its discretion in any specific instance (with the consent of the optionee of an ISO, if allowing an additional form of payment would cause the ISO to cease to qualify as an ISO), (i) through the delivery of shares of Stock which have been outstanding for at least six months (or such other period as established from time to time by the Administrator in order to avoid adverse accounting treatment applying generally accepted accounting principles) and which have a Fair Market Value equal to the exercise price, (ii) through an election to surrender that number of shares for which the Award is otherwise exercisable which have a Fair Market Value equal to the exercise price, (iii) except when prohibited by Applicable Laws, by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator (provided, however, that no Participant who is a Board member or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act), (iv) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, (iv) by such other method as the Administrator may permit, or (iv) by any combination of the foregoing permissible forms of payment.

(4)Grant of Stock Options. Each Stock Option awarded under the Plan shall be deemed to have been awarded as a non-ISO (and to have been so designated by its terms) unless the Administrator expressly provides that the Stock Option is to be treated as an ISO.

c.	AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock, Restricted Stock Units and Unrestricted Stock may be made in return for either (i) services determined by the Administrator to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Administrator may determine payable in such combination and type of cash, other property (of any kind) or services as the Administrator may determine.

5.	EFFECT OF CERTAIN TRANSACTIONS

a.	CHANGE IN CONTROL

In the event of a Change in Control, the following provisions shall apply.

(1)Outstanding Awards with Time-Based Vesting. All outstanding Awards subject to vesting based on the Participant’s continued service over a period of time (“Time-Based Awards”) shall be assumed by the surviving or acquiring entity, or its Affiliates (the “Continuing Entity”), or substituted for new cash or equity-based awards of such Continuing Entity, as provided in the merger or acquisition agreement, or if no such assumption or substitution is provided for, all outstanding Time-Based Awards shall become fully vested and, to the extent applicable, exercisable and all forfeiture restrictions on such Awards shall lapse. To the extent that any Time-Based Awards are to be assumed or substituted, the Administrator may provide that the vesting of any unvested portion of any one or more of such Awards will automatically accelerate upon a Participant’s involuntary termination.

(2)Outstanding Awards with Performance-Based Vesting. All outstanding unvested Awards subject to vesting based on the achievement of performance criteria (“Performance-Based Awards”) shall vest as of the effective date of the Change in Control (i) at the actual achievement level, based on the actual achievement of such performance criteria, as of the effective date of the Change in Control or the most recent practicable date immediately prior to the effective date of the Change in Control on which the performance criteria may be measured prior to such effective date, as reasonably determined by the Committee in good faith, including any reasonable assumptions, adjustments or projections related to such performance criteria, or (ii) if the achievement level of the performance criteria cannot be ascertained at such time, at the target level applicable to the Award, and in either case, prorated based on the Participant’s service with the Company or the Affiliate between the commencement of the performance period and the date of the Change in Control. Any unvested portion of any outstanding Performance-Based Award that does not become vested in connection with a Change in Control in accordance with this Section 5.a(2) shall terminate and cease to be outstanding as of the effective date of the Change in Control, without payment of any consideration to the Participant.

(3)Cancellation of Awards. In connection with a Change in Control, the Administrator may, in its sole discretion, but shall not be obligated to, provide for cancellation of all or any portion of any one or more outstanding Awards and payment to the holders of such Awards, with respect to the portion of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest in accordance with the terms of such Award or in accordance with this Section 5.a(1) or (2) hereof, as applicable), the value of the vested portion of such Awards, if any, as determined by the Administrator (which value, if applicable, may be based upon the per-share consideration received or to be received by the holders of the shares of Stock upon the occurrence of the Change in Control (the “Change in Control Consideration”), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Change in Control Consideration over the per-share exercise price or SAR base price, as applicable, of such Option or SAR, multiplied by the number of shares of Stock underlying the vested portion of each such Option or SAR. Payments to holders with respect to the vested portion of such cancelled Awards pursuant to this Section 5.a(3) shall be made in cash or, in the sole discretion of the Administrator, in such other form of consideration necessary for such holders to receive the property, cash, securities, and/or other consideration (or any combination thereof) as such holders would have been entitled to receive upon the occurrence of the Change in Control as if such holders had been, immediately prior to such Change in Control, the holder of the number of Shares covered by the vested portion of such cancelled Awards (less any applicable exercise price or SAR base price). The unvested portion of any outstanding Award, and the vested portion of any Option or SAR having an exercise price or base price equal to, or in excess of, the Change in Control Consideration, may be canceled and terminated without any payment or consideration therefor.

For purposes of Section 5.a(1) above, the assumption or substitution of an Award may include conversion of the Stock underlying such Award into shares of the continuing entity, or, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, into cash, property or other securities having an equivalent value as the Award, which conversion shall not affect any continued vesting requirements of the Award (other than as provided in Clause (1) above upon a Participant’s involuntary termination). For the avoidance of doubt, any such substitution of an Award shall not provide for the acceleration of any vesting requirements of the Award (other than as provided in Clause (2) above upon a Participant’s involuntary termination) and no Awards shall vest solely as a result of such assumption or substitution.

b.	CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

In the event of (1) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Stock, other securities or other property), stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of Stock or other securities of the Company, recapitalization, or other similar corporate transaction or event or change in the Company's capital structure that affects the shares of Stock (including a Change in Control); or (2) unusual or nonrecurring events affecting the Company, including changes in Applicable Laws, that the Administrator determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (1) or (2), an “Adjustment Event”), the Administrator will make such appropriate substitution or adjustments, if any, as deems equitable, to any or all of (A) the maximum number of shares of Stock or kind of other securities that may be delivered under the Plan under Section 2.a. or any Sub-Plan; (B) the maximum share limits described in Section 2.c.; and (C) the terms of any outstanding Awards, including (i)

the number of shares of Stock and kind of securities subject to Awards then outstanding or subsequently granted, (ii) any exercise prices relating to Awards and (iii) any other provision of Awards affected by such change, including without limitation, any applicable performance measures; provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Administrator shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

6.	CONDITIONS ON DELIVERY OF STOCK

a.	LEGAL REQUIREMENTS

The Company’s obligation to deliver or register with its transfer agent any shares of Stock issued pursuant to the Plan or to remove any restriction from shares of Stock previously delivered or registered shall be subject to all Applicable Laws and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Stock pursuant to an Award unless such Stock has been properly registered for sale pursuant to the Securities Act or unless the Company has received an opinion of counsel (if the Company has requested such an opinion), satisfactory to the Company, that such Stock may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Stock to be offered or sold under the Plan. The Administrator shall have the authority to provide that all Stock issued under the Plan shall be subject to such stop-transfer orders and other restrictions as the Administrator may deem advisable under the Plan, the applicable Award Agreement, U.S. and/or non-U.S. securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other Applicable Laws and other requirements, and, without limiting the generality of this Section 6, the Administrator may cause such Stock issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Administrator reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Administrator, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject. The Company may require that any registration or certificates evidencing Stock issued under the Plan be subject to an appropriate notation or bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

b.	COMPANY CHARTER AND BY-LAWS; OTHER COMPANY POLICIES

This Plan and all Awards granted hereunder are subject to the charter and by-laws of the Company, as they may be amended from time to time, and all other Company policies duly adopted by the Board, the Administrator or any other committee of the Board and in effect from time to time regarding the acquisition, ownership or sale of shares of Stock by Employees and other service providers, including, without limitation, policies intended to limit the potential for insider trading and to avoid or recover compensation payable or paid on the basis of inaccurate financial results or statements, employee conduct, and other similar events.

7.	NON-U.S. PARTICIPANTS

With respect to Participants who reside or work outside of the U.S., the Administrator may, in its sole discretion, amend the terms of the Plan and create or amend Sub-Plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law, to obtain more favorable tax or other treatment for a Participant or the Company or any Affiliate, or to facilitate administration of the Plan.

8.	NON-LIMITATION OF THE COMPANY'S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company's right to award a person bonuses or other compensation in addition to Awards under the Plan.

9.	GOVERNING LAW

The Plan shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions thereof.

10.	SEVERABILITY

If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Administrator, such provision shall be construed or deemed amended to conform to Applicable Laws, or if it cannot be construed or deemed amended without, in the determination of the Administrator, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

11.	OBLIGATIONS BINDING ON SUCCESSORS

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

12.	CLAWBACK/RECOUPMENT

All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Administrator as in effect at the time of the applicable Award grant; and (ii) Applicable Laws. Further, to the extent that the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

13.	DEFINED TERMS

The following terms, when used in the Plan, shall have the meanings and be subject to the provisions set forth below:

“Adjustment Event”: Has the meaning ascribed to it in Section 5(b) hereof.

“Administrator”: The Board or, if one or more has been appointed, the Committee, including their delegates (subject to such limitations on the authority of such delegates as the Board or the Committee, as the case may be, may prescribe). The senior Legal and Human Resources representatives of the Company shall also be the Administrator, but solely with respect to ministerial tasks related hereto.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests, and which also meets the requirements of an “affiliate” within the meaning of Rule 12b-2 promulgated under the Exchange Act.

“Award”: Any or a combination of the following:

(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Restricted Stock Unit.

“Applicable Laws” The requirements relating to the administration of equity-based awards, and the related shares of Common stock under U.S. state corporate laws, U.S. federal and state and non-U.S. securities laws, the Code, the rules of any stock exchange or quotation system on which the Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

“Award Agreement”: The document or documents by which each Award is evidenced, electronically or otherwise.

“Board”: The Board of Directors of the Company.

“Change in Control”: Any of:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock in the Company) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(ii)an acquisition, consolidation or merger if all or substantially all of the beneficial owners of the outstanding stock of the Company and the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of Board members immediately prior to such transaction do not own beneficially, directly or indirectly, and in substantially the same proportion, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Board members, as the case may be, of the corporation resulting from such transaction;

(iii)a sale or transfer of all or substantially all the Company's assets;

(iv)a dissolution or liquidation of the Company; or

(v)if, over a period of twenty-four (24) consecutive months or less there is change in the composition of the Board such that a majority of the Board members (rounded up to the next whole number, if a fraction) ceases, by reason of one or more actual or threatened proxy contests for the election of Board members, to be composed of individuals who either (i) have been Board members continuously since the beginning of that period, or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board described in the preceding clause (i) who were still in office at the time that election or nomination was approved by the Board.

Notwithstanding clauses (i) through (v) above, none of the following shall constitute a “Change in Control” for purposes of this definition:

(x)    the shares of Stock or the voting securities of the Company entitled to vote generally in the election of Board members are acquired directly from the Company in a capital raising transaction;

(y)    the shares of Stock or the voting securities of the Company entitled to vote generally in the election of Board members are acquired by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or

(z)    (A) the beneficial owners of the outstanding shares of Stock, and of the securities of the Company entitled to vote generally in the election of Board members, immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportions immediately following such transaction more than 50% of the outstanding shares of common stock and of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the members of the board of directors of the corporation (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) resulting from such transaction and (B) at least a majority of the members of the board of directors of the corporation resulting from such transaction were members of the board of directors at the time of the execution of the initial agreement, or of the action of the Board, authorizing such transaction.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Committee”: The Executive Compensation and Human Resources Committee of the Board, or any other committee or committees of the Board (including any subcommittee thereof) appointed or authorized by the Board to make Awards and otherwise to administer the Plan. To the extent required to comply with the provision of Rule 16b-3 promulgated under the Exchange Act, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3 promulgated under the Exchange Act be a Qualifying Director. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

“Company”: Boston Scientific Corporation, a Delaware corporation, and any successor thereto.

“Disability”: Permanent and total disability as determined under the long-term disability program of the Company or the Affiliate in which the Participant is eligible to participate, or, in the absence of such a plan, the complete and permanent inability of the Participant by reason of illness or accident to perform the duties of the occupation at which the Participant was employed or served when such disability commenced. Any determination of whether Disability exists in the absence of a long-term disability plan shall be made by the Company (or its designee) in its sole and absolute discretion. Notwithstanding the foregoing, (a) for purposes of ISO granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code, and (b) with respect to an Award that is subject to Section 409A of the Code where the payment or settlement of the Award will be made on or by reference to the Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A of the Code.

“Effective Date”: October 1, 2020.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Exchange Act”: The U.S. Securities Exchange Act of 1934, as amended. Reference in the Plan to any section of the Exchange Act shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Fair Market Value”: The closing price of a share of Stock as reported on the New York Stock Exchange, Inc. on the relevant date (or the first preceding trading date for which a closing price was reported, if there was no closing price reported for the relevant date) or if the Stock is not listed on a national securities exchange or quoted in an inter-dealer quotation system the amount determined by the Administrator acting in good faith, under a reasonable methodology and reasonable application in compliance with Section 409A of the Code to the extent such determination is necessary for Awards under the Plan to comply with, or be exempt from, Section 409A of the Code. Notwithstanding the foregoing, for purposes other than determining the exercise price of a Stock-Based Award, Fair Market Value means, as of any date, the fair market value of a share of Stock, as reasonably determined by the Company, which may include, without limitation, the closing sales price on the trading day immediately prior to or on such date, or a trailing average of previous closing prices prior to such date.

“Family Member”: An individual or entity included as a “family member’’ within the meaning of the U.S. Securities and Exchange Commission’s Form S-8 Registration Statement Under the Securities Act.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code.

“Minimum Vesting Conditions”: With respect to any Stock-based Award, that vesting of (or lapsing of restrictions on) such Award does not occur prior to the first anniversary of the date of grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change in Control, as provided in 5.a. hereof, (ii) as a result of a Participant’s death or Disability, (iii) Awards that are granted as substitute Awards pursuant to Section 2.a.(5); provided, however, that an Award need not be subject to such condition so long as the number of shares of Stock underlying such Award, together with the number of shares of Stock underlying any other Stock-based Award granted without being subject to such condition does not exceed 5% of the Plan share reserve set forth in Section 2(a) (the “Minimum Vesting Condition Carve Out Amount”).

“Minimum Vesting Condition Carve Out Amount”: Has the meaning ascribed to it in the definition of “Minimum Vesting Conditions” in this Section 13.

“Non-Employee Director”: A member of the Board who is not an employee of any member of the Company or an Affiliate.

“Participant”: An Employee, a Non-Employee Director or other person providing services to the Company or its

Affiliates who may be offered securities registrable pursuant to a Registration Statement on Form S-8 under the Securities Act who is granted an Award under the Plan.

“Performance Award”: An Award that is subject to vesting based on the attainment of Performance Criteria.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the exercisability, vesting or full enjoyment of an Award and comprised of a measure of performance relating to the specified criteria, which may include, but is not limited to, any of the following (determined either on a consolidated basis or, as the context permits, on a market, peer group or other comparative index, functional, divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): (i) sales; revenues; assets; liabilities; costs; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit ratings; market share; capital expenditures; cash flow; free cash flow; working capital requirements; stock price; stockholder return; sales, contribution or gross margin, of particular products or services; particular operating or financial ratios; customer acquisition, expansion and retention; or any combination of the foregoing; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) and refinancings; transactions that would constitute a change of control; or any combination of the foregoing. A Performance Criterion measure and targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The Boston Scientific Corporation Amended and Restated 2011 Long-Term Incentive Plan, as set forth herein, as from time to time amended and in effect.

“Qualifying Director”: A person who is, with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Restricted Stock”: An Award of Stock subject to forfeiture to the Company if specified conditions are not satisfied.

“Restricted Stock Unit”: An unfunded and unsecured promise to deliver shares of Stock, cash, or other securities upon attainment of specified conditions or on a deferred basis following the attainment of the conditions, as specified in the Award Agreement.

“Retirement”:

With respect to Awards granted on or prior to December 31, 2011: Unless the Administrator expressly provides otherwise, cessation of employment or other service relationship with the Company and its Affiliates if, as of the date of such cessation, (i) the Participant has attained age 50, (ii) the Participant has accrued at least five years of service with the Company and its Affiliates, and (iii) the sum of the Participant’s age and years of service as of such date equals or exceeds 62.

With respect to Awards granted on or after January 1, 2012: Unless the Administrator expressly provides otherwise, cessation of employment or other service relationship with the Company and its Affiliates if, as of the date of such cessation, (i) the Participant has attained age 55, (ii) the Participant has accrued at least five years of service with the Company and its Affiliates, and (iii) the sum of the Participant’s age and years of service as of such date equals or exceeds 65.

“SARs”: Rights entitling the holder upon exercise to receive cash or shares of Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Securities Act”: The U.S. Securities Act of 1933, as amended. Reference in the Plan to any section of the Securities Act shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Stock”: The Common Stock of the Company, par value USD 0.01 per share (and any stock or other securities into which such Stock may be converted or into which it may be exchanged).

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Sub-Plan”: Any sub-plan to the Plan that has been adopted by the Board or the Administrator for the purpose of (i) permitting the offering of Awards to Employees outside the U.S., (ii) to facilitate the administration of the Plan or (iii) to obtain favorable tax treatment. Each Sub-Plan shall be designed to comply with Applicable Laws to offerings in foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with Applicable Laws, the Plan share reserve and the other limits specified in Section 3 shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder, and the Minimum Vesting Condition shall apply to any Awards granted under any such Sub-Plan, unless prevented by Applicable Laws, in which case, they will be granted pursuant to the Minimum Vesting Condition Carve Out Amount.

“Tax-Related Items”: Any U.S. federal, state, and/or local taxes and/or any non-U.S. taxes (including, without limitation, income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other tax or tax-related item related to participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to Applicable Laws or the applicable Award Agreement.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan and which shall be granted from the Minimum Vesting Condition Carve-Out Amount.

“U.S.”: United States of America.